Calculation of Filing Fee Tables
Form S-1
(Form Type)
Franklin Templeton Digital Holdings Trust
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Exchange Traded Vehicle Securities	Franklin Templeton Digital Holdings Trust	457(u)	Indeterminate Amount of Securities	(1)	(1)	(1)	(1)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					(1)		(1)
	Total Fess Previously Paid
	Total Fee Offsets
			Net Fee Due					(1)

(1) An indeterminate number of the securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis.